As filed with the Securities and Exchange Commission
                               on March 19, 1997

                           Registration No 333-22099

---------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              -------------------

                              AMENDMENT NO. 1 TO
                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                           --------------------------
                          Tollycraft Yacht Corporation
          (Exact name of registrant as specified in its charter)

              Nevada                                86-0849925
  (State or Other Jurisdiction of      (IRS Employer Identification No.)
          Incorporation)

     2200 Clinton Avenue, Kelso, Washington               98626
 (Address of Principal Executive Offices)               (Zip Code)

                           --------------------------

         Tollycraft Yacht Corporation 1996 Employee Stock Option Plan
                            (Full Title of the Plan)
                           --------------------------

                          Robert C. Weaver, Jr., Esquire
                           4475 Mission Blvd., Suite 216
                            San Diego, California 92109
                                 (619) 270-3466
 (Name Address and Telephone Number, Including Area Code, of Agent for
Service)
                            ------------------------

This amendment pertains to the inclusion of William H. Lee as an officer of the Registrant and a selling shareholder in the S-8 registration statement and should be read in conjunction therewith.


                                    PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                           SELLING STOCKHOLDERS

       Information regarding the beneficial ownership of common stock owned by each officer and director of the Company selling common stock pursuant to this Prospectus and all officers and directors of the Company as a group selling common stock pursuant to this Prospectus is set forth below.

                             Before Offering          After Offering
                           Amount of   Percent    Amount of     Percent
     Name and              Beneficial    of       Beneficial    of
      Address              Ownership   Class      Ownership     Class


D.R. Cooley (1)            -0-         -0-        -0-           -0-
P.O. Box 38
Kelso, WA 98626

Peter D. Hobbs (2)         -0-         -0-        -0-           -0-
10650 Scripps Ranch
  Blvd. #220
San Diego, CA 92131

William H. Lee (3)         -0-         -0-        -0-           -0-
4011 NW 98th Street
Kelso, WA 98665

All directors and officers
as a group (3 persons)     -0-         -0-        -0-           -0-

Total Outstanding          2,200,000   100        2470,411      100


(1) Relates to 4850 shares which are acquired and to be resold by D.R.
Cooley.

(2) Relates to 17,333 shares which are acquired and to be resold by Corporate Developers of America which is owned by Vickie Tribble, the wife of Peter Hobbs. Peter Hobbs disclaims beneficial ownership in those shares.

(3) Relates to 5,610 shares which are acquired and to be resold by William H.
Lee.

(4) Except as otherwise indicated, to the best knowledge of management of the Company each of the persons listed or included in the group has sole voting and investment power over all shares shown as beneficially owned.

(5) Percentages for each person listed and for the group are calculated on the basis of the Company's total outstanding shares of 2,200,000.

                                 SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California and in Kelso, Washington on March 17, 1997.

Registrant: Tollycraft Yacht Corporation




By /s/ Peter D. Hobbs
--------------------------------
Peter D. Hobbs, Chairman and
Chief Executive Officer

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.




Signatures                               Title                      Date
----------                               -----                      ----



/s/ Peter D. Hobbs
-----------------------  Director, Chairman and           March 17, 1997
Peter D. Hobbs           Chief Executive Officer
                         (principal executive officer)



/s/ D.R. Cooley
-----------------------  Director, President and          March 17, 1997
D.R. Cooley              Secretary




/s/ William Lee
-----------------------  Controller                       March 17, 1997
William Lee              (principal accounting officer)